Exhibit 99.1

News Release

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 250-2809
Lisa L. Curran	(651) 250-2185

ECOLAB REPORTS THIRD QUARTER DILUTED EPS $0.86
ADJUSTED DILUTED EPS +6% TO $1.28

2015 full-year adjusted EPS forecast range revised to $4.35 to $4.45, +4% to 6%, from prior $4.45 to $4.60 range

HIGHLIGHTS:

•                  Diluted EPS $0.86; includes a charge for the devaluation of the remaining Venezuelan bolivar business

•                  Adjusted EPS $1.28, +6%, excluding special gains and charges and discrete tax items, as growth, raw material and other cost savings, synergies, and lower tax rate and shares more than offset $0.11 per share in currency translation and pension headwinds

•                  Reported sales -7%; acquisition adjusted fixed currency sales flat, with mid-single digit growth from the Global Institutional, Global Industrial and Other segments, and regional growth led by Latin America and Europe

•                  Strong cash from operations +22% YTD vs. last year

•                  Full year adjusted diluted EPS forecast revised, primarily reflecting unfavorable currency including the Venezuela devaluation, short term M&A dilution and lower Energy

	Third Quarter Ended Sept 30
	(unaudited)
	Reported			Adjusted*
	Third Quarter		%	Third Quarter		%
(Millions, except per share)	2015	2014	change	2015	2014	change

Net Sales	$3,446.4	$3,694.9	-7%	$3,446.4	$3,694.9	-7%
Operating Income	413.0	571.4	-28%	579.5	579.2	0%
Net Income Attributable to Ecolab	257.8	364.9	-29%	384.0	368.7	4%

Diluted Net Income Per Share	$0.86	$1.19	-28%	$1.28	$1.21	6%

* Operating income is adjusted for special gains and charges; net income and diluted net income per share are adjusted for special gains and charges and discrete tax items.

ST. PAUL, Minn., Nov 2, 2015:  Ecolab Inc. delivered strong Global Institutional, Global Industrial and Other segment results in the third quarter, which more than offset lower Global Energy results and substantial currency and pension headwinds to yield 6% adjusted earnings per share growth versus the year-ago period.

Ecolab also revised its adjusted EPS forecast for the full year 2015 to $4.35 to $4.45 from the prior $4.45 to $4.60 range primarily due to worsening currency impacts.  This represents a 4% to 6% increase over the adjusted $4.18 earned last year.

CEO comment

Douglas M. Baker, Jr., Ecolab chairman and chief executive officer, commented on the outlook, saying, “Our businesses continue to perform well, and our Global Institutional, Global Industrial and Other segments are expected to more than offset Global Energy’s fourth quarter results, which are improving but still behind last year. We expect our fourth quarter will represent our strongest business results in 2015 despite the continued decline in energy and emerging markets over the recent months.  However, worsening currency headwinds, including the devaluation of our Venezuelan Energy bolivar business and a short term unfavorable impact from acquisitions, cause us to lower our full year outlook. We now expect full year adjusted EPS in the $4.35 to $4.45 range, up 4% to 6%.

“In spite of the current currency noise, our business continues to deliver and our opportunities remain abundant. We are a leader in the huge and essential global markets for food, water, energy and healthcare, all of which offer compelling long term growth potential. We have great technology and a great culture that emphasizes growth and customer service. We continue to aggressively drive our business, making the right investments for long term growth, and remain committed to our long term financial goals of 15% adjusted EPS growth, 20% operating margins and 20% ROIC.  This year has held many external challenges, but our focus on the fundamentals enabled us to deliver very strong underlying results again in 2015.  As we move towards 2016 we will continue to refine our plans to deliver even better results next year.”

Quarter overview

	Third Quarter Ended Sept 30
	(unaudited)
	Reported		%	Adjusted Fixed Currency*		%
(Millions)	2015	2014	Change	2015	2014	Change
Net Sales	$3,446.4	$3,694.9	-7%	$3,535.9	$3,517.3	1%
Operating Income	413.0	571.4	-28%	591.4	554.7	7%

* Operating income is adjusted for special gains and charges

Ecolab’s reported sales declined 7% to $3.4 billion in the third quarter of 2015.  Fixed currency sales rose 1% and acquisition adjusted fixed currency sales were flat.

Third quarter 2015 reported operating income decreased 28% to $413 million. Both reported third quarter 2015 and 2014 results include special gains and charges.  Excluding special gains and charges, third quarter 2015 adjusted operating income of $580 million was flat when compared with third quarter 2014 adjusted operating income.  Excluding special gains and charges and at fixed currency rates, third quarter 2015 adjusted fixed currency operating income of $591 million increased 7% when compared with third quarter 2014 adjusted fixed currency operating income.

Third quarter 2015 reported net income attributable to Ecolab decreased 29% to $258 million, representing $0.86 per diluted share.  Excluding special gains and charges and discrete tax items, third quarter 2015 adjusted net income attributable to Ecolab increased 4% to $384 million, and adjusted diluted earnings per share increased 6% to $1.28, when compared with third quarter 2014 adjusted diluted earnings per share of $1.21.  Currency translation had a negative impact of $0.09 per share on reported and adjusted diluted earnings per share in the third quarter of 2015.  Initial dilution from acquisitions was $0.01 per share in the quarter.

Venezuela devaluation and special charge

Our third quarter 2015 Consolidated Balance Sheet reflects the remeasurement of our Venezuelan Food & Beverage and Institutional net assets and the bolivar portion of our Venezuelan Energy net assets at the floating Marginal Currency System (SIMADI)

exchange rate. As of the end of the third quarter of 2015, we believe that the SIMADI rate better represents the economics of our bolivar operations in Venezuela. The remeasurement of the corresponding net assets resulted in a third quarter special charge of approximately $125 million, reflected in the Corporate segment.

The impact of reflecting the third quarter 2015 bolivar income earned at SIMADI was not material to our Food & Beverage, Institutional and Energy operating units.  We expect a $0.02 unfavorable impact to fourth quarter adjusted earnings per share from Energy’s bolivar income being reflected at SIMADI, and $0.03 when all division impacts are included.

Segment review

Third quarter 2015 sales for the Global Industrial segment, when measured at fixed currency rates, rose 7% to $1,268 million and fixed currency operating income increased 21% to $201 million.  Acquisition adjusted fixed currency sales rose 4%, led by Food & Beverage; acquisition adjusted fixed currency operating income increased 20%.  Regionally, Latin America and Asia Pacific enjoyed strong sales growth, with good gains in North America, Europe and Middle East & Africa (MEA). When measured at public currency rates, Global Industrial sales were $1,226 million and operating income was $194 million.

Third quarter 2015 sales for the Global Institutional segment, when measured at fixed currency rates, rose 5% to $1,139 million, led by good Institutional and Specialty sales growth.  Fixed currency operating income increased 14% to $264 million compared with last year. Sales for the segment showed good growth in Asia Pacific, MEA, Latin America, and North America, with moderate gains in Europe.  When measured at public currency rates, Global Institutional sales were $1,116 million and operating income was $261 million.

Global Energy segment sales, when measured at fixed currency rates, decreased 12% to $927 million in the third quarter 2015 as growth in the downstream business was more than offset by a decline in the upstream business.  Fixed currency operating income decreased 21% to $133 million.  When measured at public currency rates,

Global Energy sales were $905 million and operating income was $130 million.

Other segment sales, when measured at fixed currency rates, increased 5% to $202 million in the third quarter.  Fixed currency operating income increased 16% to $38 million.  Acquisition adjusted fixed currency sales and acquisition adjusted fixed currency operating income increased 6% and 17%, respectively.  When measured at public currency rates, Other segment sales were $199 million and operating income was $38 million.

The Corporate segment includes amortization expense of $44 million in the third quarter of both 2015 and 2014 related to the Nalco merger intangible assets. The Corporate segment also includes special gains and charges. Total special gains and charges for the third quarter of 2015, including the non-controlling interest impact of $11 million, were a net charge of $155 million ($145 million after-tax) and primarily consisted of an approximate $125 million charge related to the devaluation of a portion of our Venezuelan net assets.  The remainder of the special gains and charges consisted primarily of restructuring costs, wage-hour litigation-related charges and Champion integration costs. Special gains and charges for the third quarter of 2014 were a net charge of $8 million ($6 million after-tax).

The reported income tax rate for the third quarter 2015 was 29.6%, compared with the reported rate of 27.3% in the third quarter 2014.  Excluding the tax rate impact of special gains and charges and discrete tax items, the adjusted tax rate was 25.8% in the third quarter 2015, compared with 27.7% for the same period last year.  The improved adjusted tax rate was the result of global tax planning strategies and favorable geographic income mix.

Business Outlook

2015

Ecolab now expects its 2015 full-year adjusted earnings per share to be in the $4.35 to $4.45 range, representing a 4% to 6% increase over the prior year.  Previously, the 2015 full-year adjusted earnings per share forecast range was $4.45 to $4.60.

When compared with our 2014 performance, we expect mid-single digit fixed currency sales growth with improved growth in our Global Institutional, Global Industrial and Other segments and a high-single digit decline in our Global Energy segment.  We look for improved adjusted gross margin, with a comparable selling, general and administrative (SG&A) ratio to sales, slightly lower interest expense and a favorable adjusted tax rate versus 2014.  Pension expense is expected to be an unfavorable $0.09 per share in 2015. We expect a lower number of shares outstanding for the full year.  The impact from foreign currency is expected to have an unfavorable impact on sales of approximately six percentage points, and be unfavorable to earnings per share growth by approximately $0.33, or 8%, including a $0.03 impact to adjusted earnings per share from the Venezuelan devaluation.

Net, we expect modest fixed currency sales growth driven by good new business gains, product innovation, raw material and other cost efficiency savings, merger synergies, lower variable compensation, and a lower tax rate and share count to yield attractive growth, more than offsetting impacts from substantially unfavorable currency exchange and pension expense, and produce another superior full-year adjusted earnings per share increase in 2015.  Please note our tax rate forecast for the full year assumes passage of the R&D tax credit before year end.

When compared with our prior forecast, we expect unfavorable impacts to adjusted earnings per share from currency exchange of $0.07 (primarily reflecting Brazilian real transactional losses which we do not expect to recover through pricing activity this year and the Venezuelan Energy devaluation impact of $0.02 to adjusted earnings per share) and initial acquisition dilution of $0.02.

Our detailed outlook for the full year 2015 is as follows:

Adjusted Gross Margin, excluding special gains and charges	approx. 47%
SG&A % of Sales	approx. 32%
Interest expense, net	$240 million to $250 million
Adjusted tax rate	approx. 26%
Adjusted EPS, excluding special gains and charges	$4.35 - $4.45
Diluted shares	approx. 301 million

We expect special gains and charges and quantifiable discrete tax items for the full-year 2015 to be a net charge of approximately $0.65 per share, primarily driven by the Venezuelan devaluation charges taken in the second and third quarters, restructuring charges, Champion integration costs, wage-hour litigation-related charges, other charges, discrete tax items recorded to date and expected discrete tax items. Amounts do not reflect the impact of other future discrete tax items that are not currently quantifiable, or the impact of potential additional Venezuela charges.

2015 — Fourth Quarter

Ecolab expects fourth quarter adjusted earnings per share in the $1.20 to $1.30 range, flat to an 8% increase above adjusted earnings per share of $1.20 a year ago.

When compared to last year’s fourth quarter, currency and pension are expected to have a combined negative impact of $0.16 per share in the fourth quarter 2015, or approximately 13% of earnings growth, including a $0.03 impact to adjusted earnings per share from the Venezuelan devaluation.  In addition, initial dilution from acquisitions causes an additional headwind of $0.01 to fourth quarter earnings per share growth.  Please note our tax rate forecast for the fourth quarter assumes passage of the R&D tax credit before year end.

As mentioned in the full year outlook, when compared with our previous expectations, we expect fourth quarter forecasted adjusted earnings per share to be unfavorably impacted by currency (including transaction losses and the Venezuelan devaluation impact to adjusted earnings per share) and initial dilution from acquisitions.

Our detailed outlook for the fourth quarter 2015 is as follows:

Adjusted Gross Margin, excluding special gains and charges	47% - 48%
SG&A % of Sales	approx. 31%
Interest expense, net	approx. $60 million
Adjusted tax rate	approx. 25%
Adjusted EPS, excluding special gains and charges	$1.20 - $1.30
Diluted shares	approx. 300 million

We expect special gains and charges and quantifiable discrete tax items for the fourth quarter of 2015 to be a net charge of approximately $0.10 per share, including restructuring charges, integration costs and expected discrete tax benefits. Amounts do not reflect the impact of other future discrete tax items that are not currently quantifiable, or the impact of potential additional Venezuela charges.

Reported fourth quarter 2014 diluted earnings per share of $1.10 included special gains and charges and discrete tax items.  Excluding these items, fourth quarter 2014 adjusted diluted earnings per share were $1.20.

About Ecolab

A trusted partner at more than one million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With 2014 sales of $14 billion and 47,000 associates, Ecolab delivers comprehensive solutions and on-site service to promote safe food, maintain clean environments, optimize water and energy use and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. For more Ecolab news and information, visit www.ecolab.com.

Ecolab will host a live webcast to review the third quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time.  The webcast, along with related presentation slides, will be available to the public on Ecolab’s website at www.ecolab.com/investor.  A replay of the webcast and related materials will be available at that site. Listening to the webcast requires Internet access, the Windows Media Player or other compatible streaming media player.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our financial and business performance and prospects, including forecasted 2015 fourth quarter and full-year financial and business results, including sales growth, adjusted gross margin, SG&A ratios to sales, interest expense, adjusted tax rate, adjusted earnings per share and diluted shares outstanding; pension expense; impact from oil prices; foreign currency translation and the transaction impact of foreign currency; the Venezuelan bolivar exchange rate; initial dilution from acquisitions including the Swisher acquisition; special gains and charges, including restructuring charges, integration costs and quantifiable discrete tax items; raw material and other cost savings; merger synergies; and variable compensation.  These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the ultimate results of any restructuring, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the “SEC”) and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and  foreign currency risk, including potential impairment of remaining assets in Venezuela and reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to attract and retain high caliber management talent to lead our business; our ability to execute key business initiatives; potential information technology infrastructure failures; exposure to global economic, political and legal risks related to our international operations including with respect to our operations in Russia; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; our ability to develop competitive advantages through innovation; difficulty in procuring raw materials or fluctuations in raw material costs; our substantial indebtedness; our ability to acquire complementary businesses and to effectively integrate such businesses; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential loss of deferred tax assets; potential chemical spill or release; potential class action lawsuits;  the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP financial measures include fixed currency sales, acquisition adjusted fixed currency sales, adjusted gross margins, fixed currency operating income, adjusted operating income, adjusted fixed currency operating income, adjusted tax rate, adjusted net income and adjusted diluted earnings per share.

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

We include in special gains and charges items that are unusual in nature, and significant in amount. In order to better allow investors to compare underlying business performance period-to-period, we provide adjusted gross margin, adjusted operating income, adjusted fixed currency operating income, adjusted net income and adjusted diluted earnings per share, which excludes special gains and charges and discrete tax items.

The adjusted effective tax rate measure promotes period-to-period comparability of the underlying effective tax rate because it excludes the tax rate impact of special gains and charges and discrete tax items which do not necessarily reflect costs associated with historical trends or expected future results.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange. Fixed currency sales, acquisition adjusted fixed currency sales, fixed currency operating income and adjusted fixed currency operating income measures eliminate the impact of exchange rate fluctuations on our international sales, acquisition adjusted sales, operating income and adjusted operating income, respectively, and promote a better understanding of our sales and operating income trends from underlying business performance. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2015.

Acquisition adjusted growth rates generally exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. A reconciliation of reported diluted earnings per share to adjusted diluted earnings per share is provided in the table “Supplemental Diluted Earnings per Share Information” included in this news release.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

THIRD QUARTER & NINE MONTHS ENDED SEPTEMBER 30

(unaudited)

	Third Quarter Ended			Nine Months Ended
	September 30%			September 30%
(millions, except per share)	2015	2014	Change	2015	2014	Change

Net sales	$3,446.4	$3,694.9	-7%	$10,133.1	$10,599.7	-4%

Cost of sales (1)	1,820.0	1,970.6	-8%	5,391.8	5,699.2	-5%
Selling, general and administrative expenses	1,070.7	1,145.9	-7%	3,286.7	3,435.5	-4%
Special (gains) and charges (1)	142.7	7.0		216.1	30.5
Operating income	413.0	571.4	-28%	1,238.5	1,434.5	-14%
Interest expense, net	57.6	63.3	-9%	181.3	194.6	-7%
Income before income taxes	355.4	508.1	-30%	1,057.2	1,239.9	-15%
Provision for income taxes	105.3	138.7	-24%	262.9	361.0	-27%
Net income including noncontrolling interest	250.1	369.4	-32%	794.3	878.9	-10%
Less: Net income attributable to noncontrolling interest	(7.7)	4.5		1.1	11.6
Net income attributable to Ecolab	$257.8	$364.9	-29%	$793.2	$867.3	-9%

Earnings attributable to Ecolab per common share
Basic	$0.87	$1.22	-29%	$2.67	$2.89	-8%
Diluted	$0.86	$1.19	-28%	$2.63	$2.83	-7%

Weighted-average common shares outstanding
Basic	295.2	300.0	-2%	296.5	300.1	-1%
Diluted	300.0	305.7	-2%	301.5	306.0	-1%

(1) Special (gains) and charges in the Consolidated Statement of Income above include the following:

(millions)	2015	2014		2015	2014

Cost of sales
Restructuring charges	$—	$0.4		$2.2	$7.5
Recognition of inventory fair value step-up	—	0.4		—	0.4
Venezuela currency devaluation	23.8	—		33.2	—
Subtotal	23.8	0.8		35.4	7.9

Special (gains) and charges
Restructuring charges	12.1	6.3		33.1	34.9
Champion acquisition and integration costs	3.9	4.1		13.4	15.8
Nalco merger and integration costs	0.8	2.0		1.5	4.8
Venezuela currency devaluation	111.9	—		132.7	—
Loss on sale of business, litigation related charges and other settlements	14.0	(5.4)		35.4	(25.0)
Subtotal	142.7	7.0		216.1	30.5

Operating income subtotal	166.5	7.8		251.5	38.4

Net income attributable to noncontrolling interest Venezuela currency devaluation	(11.1)	—		(11.1)	—

Total special (gains) and charges	$155.4	$7.8		$240.4	$38.4

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

THIRD QUARTER & NINE MONTHS ENDED SEPTEMBER 30

(unaudited)

	Third Quarter Ended			Nine Months Ended
	September 30			September 30
(millions)	2015	2014	% Change	2015	2014	% Change

Net Sales
Global Industrial	$1,268.0	$1,183.9	7%	$3,593.1	$3,408.5	5%
Global Institutional	1,139.4	1,085.9	5%	3,257.0	3,080.3	6%
Global Energy	926.8	1,055.7	-12%	2,873.5	3,043.5	-6%
Other	201.7	191.8	5%	575.2	546.2	5%
Subtotal at fixed currency rates	3,535.9	3,517.3	1%	10,298.8	10,078.5	2%
Currency impact	(89.5)	177.6		(165.7)	521.2
Consolidated	$3,446.4	$3,694.9	-7%	$10,133.1	$10,599.7	-4%

Operating Income
Global Industrial	$200.5	$165.3	21%	$483.6	$429.7	13%
Global Institutional	263.5	231.7	14%	667.7	577.7	16%
Global Energy	133.4	168.8	-21%	396.7	448.8	-12%
Other	38.1	32.8	16%	94.5	83.9	13%
Corporate	(210.6)	(51.7)		(383.6)	(170.2)
Subtotal at fixed currency rates	424.9	546.9	-22%	1,258.9	1,369.9	-8%
Currency impact	(11.9)	24.5		(20.4)	64.6
Consolidated	$413.0	$571.4	-28%	$1,238.5	$1,434.5	-14%

Note:

The Corporate segment includes amortization from the Nalco merger intangible assets.

The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

We evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. The difference between the fixed currency exchange rates and the actual currency exchange rates is reported as “currency impact” in the above tables.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	September 30	December 31	September 30
(millions)	2015	2014	2014

Assets
Current assets
Cash and cash equivalents	$184.8	$209.6	$197.8
Accounts receivable, net	2,450.0	2,626.7	2,694.4
Inventories	1,439.2	1,466.9	1,464.4
Deferred income taxes	235.0	183.2	166.1
Other current assets	333.4	366.6	349.1
Total current assets	4,642.4	4,853.0	4,871.8

Property, plant and equipment, net	3,212.2	3,050.6	2,978.5
Goodwill	6,499.2	6,717.0	6,849.1
Other intangible assets, net	4,172.4	4,456.8	4,583.1
Other assets	357.1	350.0	380.4

Total assets	$18,883.3	$19,427.4	$19,662.9

Liabilities and Equity
Current liabilities
Short-term debt	$1,009.1	$1,704.8	$1,921.7
Accounts payable	1,034.5	1,162.4	1,047.3
Compensation and benefits	465.1	560.4	547.1
Income taxes	103.6	88.6	81.9
Other current liabilities	944.3	851.7	855.9
Total current liabilities	3,556.6	4,367.9	4,453.9

Long-term debt	5,753.7	4,843.4	4,852.2
Postretirement health care and pension benefits	1,146.8	1,188.5	785.0
Other liabilities	1,583.6	1,645.5	1,805.5
Total liabilities	12,040.7	12,045.3	11,896.6

Equity
Common stock	349.5	347.7	347.2
Additional paid-in capital	5,022.8	4,874.5	4,832.6
Retained earnings	6,055.0	5,555.1	5,318.7
Accumulated other comprehensive loss	(1,404.6)	(951.9)	(377.3)
Treasury stock	(3,239.5)	(2,509.5)	(2,423.3)
Total Ecolab shareholders’ equity	6,783.2	7,315.9	7,697.9
Noncontrolling interest	59.4	66.2	68.4
Total equity	6,842.6	7,382.1	7,766.3

Total liabilities and equity	$18,883.3	$19,427.4	$19,662.9

Note:

During the first quarter of 2015, we changed our accounting policy for presenting derivatives subject to master netting arrangements with the same counterparties within our Consolidated Balance Sheet. We previously presented all derivative positions on a gross basis and began presenting derivatives subject to master netting arrangements with the same counterparties on a net basis during the first quarter of 2015. We reclassified the presentation of derivatives subject to master netting arrangements with the same counterparty as of December 31, 2014 to conform to the new accounting policy which resulted in a reduction in other current assets and other current liabilities of $18.1 million. The immaterial reclassification had no impact on previously reported earnings or cash flows.

During the third quarter of 2015, we early-adopted the updated accounting guidance related to simplifying the presentation of debt issue costs, using the retrospective application method. We updated our Consolidated Balance Sheet for prior periods to reflect the changes, resulting in reductions as of December 31, 2014 to other assets, short-term debt and long-term debt of $21.2 million, $0.6 million and $20.6 million, respectively and reductions as of September 30, 2014 to other assets, short-term debt and long-term debt of $22.9 million, $1.1 million and $21.8 million, respectively. The updated guidance had no impact on previously reported earnings or consolidated cash flows.

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2014	2014	2014	2014	2014	2014	2014
Diluted earnings per share, as reported (U.S. GAAP)	$0.62	$1.02	$1.64	$1.19	$2.83	$1.10	$3.93

Adjustments:
Special (gains) and charges (1)	0.09	(0.02)	0.07	0.02	0.09	0.11	0.20
Tax expense (benefits) (2)	0.03	0.03	0.06	(0.01)	0.05	(0.01)	0.04

Adjusted diluted earnings per share (Non-GAAP)	$0.74	$1.03	$1.77	$1.21	$2.98	$1.20	$4.18

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2015	2015	2015	2015	2015	2015	2015
Diluted earnings per share, as reported (U.S. GAAP)	$0.77	$1.00	$1.77	$0.86	$2.63

Adjustments:
Special (gains) and charges (3)	0.02	0.20	0.22	0.48	0.70
Tax expense (benefits) (4)	0.01	(0.13)	(0.12)	(0.06)	(0.19)

Adjusted diluted earnings per share (Non-GAAP)	$0.80	$1.08	$1.87	$1.28	$3.15

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2014 include restructuring charges of $22.8 million, $6.1 million, $4.1 million and $32.0 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2014 also include $4.1 million, $3.4 million, $2.7 million and $2.6 million of costs, net of tax, in the first, second, third and fourth quarters, respectively, related to Champion integration costs. Special (gains) and charges for 2014 also include $0.9 million, $1.1 million, $2.0 million and $3.0 million of costs, net of tax, in the first, second, third and fourth quarters, respectively, related to Nalco integration costs. Special (gains) and charges for 2014 also include a gain of $0.5 million, net of tax, in the first quarter related to other items, a gain of $15.9 million, net of tax, in the second quarter related to a favorable licensing settlement and other settlement gains, a gain of $3.1 million, net of tax, in the third quarter related to the consolidation of a subsidiary and removal of the corresponding equity method investment and a gain of $3.8 million, net of tax, in the fourth quarter related to the sale of a business.

(2) The first quarter 2014 discrete tax net expense of $9.9 million is driven primarily by the rate differential on certain prior year shared costs, the remeasurement of certain deferred tax assets and liabilities resulting from a change in the state tax rate for certain entities following the merger of Champion operations and the change of a valuation allowance related to the realizability of foreign deferred tax assets, which collectively more than offset benefits from a foreign country audit settlement. The second quarter 2014 discrete tax net expense of $8.3 million is driven primarily by an update to non-current tax liabilities for global tax audits and an adjustment related to the re-characterization of intercompany payments between our U.S. and foreign affiliates which more than offset the change of valuation allowances based on the realizability of foreign deferred tax assets. The third quarter 2014 discrete tax net benefit of $1.9 million is driven primarily by recognizing adjustments from filing our 2013 U.S. federal tax return, offset partially by the net impact of foreign audits settlements and adjustments. The fourth quarter discrete tax net benefit of $3.1 million is driven primarily by the remeasurement of certain deferred tax assets and liabilities, resulting from changes in our deferred state tax rate and local country tax rates.

(3) Special (gains) and charges for 2015 include restructuring charges of $1.6 million, $14.6 million and $10.0 million, net of tax, in the first, second and third quarters, respectively. Special (gains) and charges for 2015 also include $3.2 million, $2.8 million and $2.4 million net of tax, in the first, second and third quarters, respectively, related to Champion integration costs. Special (gains) and charges for 2015 also include $0.5 million, $0.1 million and $0.6 million, net of tax, in the first, second and third quarters, respectively, related to Nalco integration costs. Special (gains) and charges for 2015 also include $30.2 million and $124.6 million, net of tax, in the second and third quarters, respectively, related to Venezuelan currency devaluation charges. Special (gains) and charges for 2015 also include $13.4 million and $7.8 million, net of tax, in the second and third quarters, respectively, related to a loss on the sale of a portion our Ecovation business and other litigation related charges.

(4) The first quarter 2015 discrete tax net expense of $2.6 million is driven primarily by a change to a deferred tax liability resulting from the Naperville facility transaction. The second quarter 2015 discrete tax net benefit of $39.4 million is driven primarily from our ability to recognize a worthless stock deduction for the tax basis in a wholly owned domestic subsidiary. The third quarter 2015 discrete tax net benefit of $19.2 million is driven primarily by a the release of valuation allowances on certain deferred taxes assets and a refund claim for taxes paid in a prior period resulting from updated IRS regulations, offset partially by recognizing adjustments from filing our 2014 U.S. federal tax return.